Exhibit 3.1.3

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION

Artemis International Solutions Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST:  By requisite vote of the Board of Directors of the Corporation, resolutions were adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that the proposed amendment be submitted to the stockholders for their approval.

SECOND:  The following amendment to the Amended and Restated Certificate of Incorporation was approved in accordance with Section 242 of the General Corporation Law of the State of Delaware.

The Amended and Restated Certificate of Incorporation is hereby amended by deleting the first paragraph of Article III of the Amended and Restated Certificate of Incorporation and inserting the following in lieu thereof:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 525,000,000, consisting of (a) 500,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and (b) 25,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Immediately upon the filing and effectiveness of this Amendment to the Amended and Restated Certificate of Incorporation (the “Effective Time”), each twenty-five (25) shares of the Common Stock, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), shall automatically, without further action on the part of the Corporation or any holder of Old Common Stock, be combined, converted and changed into one (1) fully paid and nonassessable share of Common Stock (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).  The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time regardless of when the certificates representing such Old Common Stock are physically surrendered to the Corporation in exchange for certificates representing New Common Stock.  After the Effective Time, certificates representing the Old Common Stock will, until surrendered to the Corporation in exchange for certificates representing the New Common Stock, represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Amendment and the right to receive cash in lieu of any fractional share interest.  No certificates representing fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split.  Holders who otherwise would be entitled to receive fractional share interests of New Common Stock shall be entitled to receive in lieu of fractional shares and upon surrender to the Corporation’s transfer agent of their certificates representing Old Common Stock, duly endorsed, a cash payment in an amount equal to the product calculated by multiplying (i) the closing sales price of the Corporation’s Common Stock on the trading day immediately preceding the Effective Time as reported on the Over-the-Counter Bulletin Board or, if no such sales price exists, the mid-range between the last bid and asked price on the date of the Effective Time by (ii) the number of shares of Old Common Stock held by such holder that would otherwise have been converted into a fractional share interest.  Upon surrender by a holder of Old Common Stock of a certificate or certificates for Old Common Stock, duly endorsed, to the Corporation’s transfer agent, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Old Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of New Common Stock to which such holder shall be entitled as aforesaid together with cash in lieu of any fractional share interest.”

THIRD:  This Certificate of Amendment shall become effective as of February 7, 2003 at 9 a.m.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 5th day of February 2003.

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION

By:
Name: Michael J. Rusert
Title: President and Chief Executive Officer